Exhibit 99.2

SHOPNBC BOARD AUTHORIZES $10 MILLION FOR STOCK REPURCHASE

MINNEAPOLIS, MN—(MARKET WIRE)—Mar 6, 2008 — ShopNBC (NasdaqGM:VVTV) today announced its Board of Directors has authorized $10 million in additional funds for use in the Company’s stock repurchase program.

This amount is in addition to the $35 million previously authorized and spent on stock repurchases since 2006. The Company has repurchased 4.6 million shares at an average price of $7.64 per share. These repurchases represent 12% of the Company’s outstanding common shares.

The program permits ShopNBC to buy back up to $10 million of common stock over the next 12 months. The timing and amount of any repurchase will be determined by Company management based on its evaluation of market conditions and other factors. The buyback will be funded through existing cash balances.

“This buyback program reflects the Board’s confidence in our newly appointed CEO Rene Aiu and its optimism in the long-term future of the Company,” said John Buck, ShopNBC’s Executive Chairman of the Board. “At recent trading levels, we feel the stock is undervalued and represents an excellent investment opportunity for the Company, demonstrating our commitment to increasing shareholder value.”

About ShopNBC

ShopNBC reaches 70 million homes in the United States via cable affiliates and satellite: Dish Network channel 228 and Direct TV channel 316. ShopNBC.com is recognized as a top e-commerce site. ShopNBC is owned and operated by ValueVision Media. For more information, please visit www.ShopNBC.com.

Forward-Looking Information

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are accordingly subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer spending and debt levels; interest rates; competitive pressures on sales, pricing and gross profit margins; the level of cable distribution for the Company’s programming and the fees associated therewith; the success of the Company’s e-commerce and rebranding initiatives; the performance of its equity investments; the success of its strategic alliances and relationships; the ability of the Company to manage its operating expenses successfully; risks associated with acquisitions; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting the Company’s operations; and the ability of the Company to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The Company is under no obligation (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.